AMENDMENT TO

SERVICE AGREEMENT

AND

INDEMNITY COMBINATION COINSURANCE AND

MODIFIED COINSURANCE AGREEMENT

OF CERTAIN ANNUITY CONTRACTS

BETWEEN

BRIGHTHOUSE LIFE INSURANCE COMPANY

AND

METROPOLITAN LIFE INSURANCE COMPANY

TREATY #20176

PREAMBLE

THIS AMENDMENT TO REINSURANCE AGREEMENT (this “Amendment”) is made and entered into as of November 1, 2021, by and between Brighthouse Life Insurance Company, a Delaware domiciled life insurance company and successor to MetLife Insurance Company of Connecticut (“Ceding Company”), and Metropolitan Life Insurance Company, a New York domiciled life insurance company (“Reinsurer”).

WHEREAS the Ceding Company and the Reinsurer entered into that certain Service Agreement and Indemnity Combination Coinsurance and Modified Coinsurance Agreement (Treaty #20176) as of January 1, 2014 (the “Agreement”).

WHEREAS the Ceding Company and the Reinsurer desire to amend the Agreement to replace LIBOR where it appears with SOFR.

NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein, the parties agree as follows:

Article I.     AMENDMENTS

1.	Amendments. Section 5.12 is hereby amended and restated in its entirety as follows:

Section 5.12 Delayed Quarterly Settlement. If there is a delayed quarterly settlement, a party may impose an interest penalty charge on the other for the period that an amount is overdue, as follows: (a) in the event Reinsurer timely submits a Quarterly Accounting and Settlement Report and the Accounting Settlement is greater than zero, Reinsurer may impose an interest penalty charge for the period that the settlement amount is overdue; (b) in the event Reinsurer does not timely submit a Quarterly Accounting and Settlement Report and the Accounting Settlement is greater than zero, Reinsurer may impose an interest penalty charge for the period that the settlement amount is overdue but any such period shall not begin until fifteen (15) days after it submits the Quarterly Accounting and Settlement Report; (c) in the event Reinsurer timely submits a Quarterly Accounting and Settlement Report and the Accounting Settlement is less than zero, Ceding Company may impose an interest penalty charge for the period that the settlement amount is overdue; and (d) in the event Reinsurer does not timely submit a Quarterly Accounting and Settlement Report and the Accounting Settlement is less than zero, Ceding Company may impose an interest penalty charge for the period that the Quarterly Accounting and Settlement Report is overdue. Any interest penalty charged shall be calculated from the applicable date described above, to the date of payment based on the daily Secured Overnight Financing Rate (SOFR) on a per annum basis (containing 360 days) as reported on the applicable Bloomberg screen page (or other commercially available source providing quotations of SOFR) on the last day of the calendar month plus 80 basis points. The SOFR rate for this calculation will reset at the last business day of each subsequent calendar month until outstanding amounts due have been paid. Accrued balances of less than $200,000 can be paid in the next subsequent Accounting Period settlement without interest penalty.

2.	Miscellaneous.

(a) This Amendment shall not be amended or modified except by written agreement, signed by duly authorized officers of the parties hereto.

(b) The terms expressed herein constitute the entire agreement between the parties with respect to the subject matter hereof. There are no understandings between the parties with respect to the subject matter hereof other than as expressed in this Amendment.

(c) This Amendment shall inure to the benefit of and bind the parties to this Amendment and their respective successors, permitted assigns and legal representatives.

(d) This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

(e) This Amendment shall be governed by the laws of the State of New York without regard for its conflicts of laws principles.

(f) All terms, provisions, and conditions of this Agreement will continue unchanged except as specifically revised in this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed as of the date first above written.

BRIGHTHOUSE LIFE INSURANCE COMPANY

By:	/s/ Ruth Damian

Name: Ruth Damian

Title: Vice President

METROPOLITAN LIFE INSURANCE COMPANY

By:	/s/ Roberto Baron

Name: Roberto Baron

Title: Senior Vice President

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